UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 3, 2009 (August 1, 2009)

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, effective as of August 1, 2009, Michael J. Cazer resigned as Vice President and Chief Financial Officer of The Brink’s Company (the “Company”) and became President of Brink’s Europe, Middle East and Africa.

Effective as of August 1, 2009, the Board of Directors (the “Board”) of the Company appointed Joseph W. Dziedzic, 41, as the Company’s Vice President and Chief Financial Officer to succeed Mr. Cazer.  In anticipation of this appointment, Mr. Dziedzic joined the Company on May 25, 2009.

Mr. Dziedzic joins the Company with 20 years of financial experience, having served in numerous leadership positions at General Electric Company, a diversified technology, media and financial services company.  From March 2006 to May 2009, he served as chief financial officer of GE Aviation Services, a global General Electric subsidiary that provides commercial aviation engine overhaul and repair services, having previously served as Manager, Global Financial Planning and Analysis, of GE Energy, a General Electric subsidiary that supplies power generation and energy delivery technologies to the energy industry, from January 2003 to February 2006.

The information set forth in the first paragraph of Item 5.02 of the Company’s Current Report on Form 8-K filed on May 13, 2009 is hereby incorporated by reference.

Compensation and Benefits

Mr. Dziedzic will receive an annual base salary of $450,000 and will participate in the Company’s Key Employees Incentive Plan (the “KEIP”), with a target cash bonus of 65% of his annual base salary.  Mr. Dziedzic will also be eligible for a relocation bonus of $100,000, which will become payable when his family relocates to Richmond, Virginia.  In addition, Mr. Dziedzic will receive other benefits that the Company customarily provides to its executive officers, including participation in the Company’s Key Employees’ Deferred Compensation Program, relocation assistance pursuant to the Company’s relocation policy and participation in the Company’s Financial and Tax Planning Program.

In connection with his employment with the Company and in contemplation of his appointment to be the Company’s Vice President and Chief Financial Officer, Mr. Dziedzic received an award of 50,381 restricted stock units valued at $1,390,012.  The value of the award is based on $27.59 per share, which was the average of the high and low per share quoted sale prices of the Company’s common stock on July 9, 2009, the date of the grant.  The restricted stock units will vest ratably over a three-year term, subject to Mr. Dziedzic’s continued employment with the Company on each vesting date, and will settle in shares of the Company’s common stock on a one-for-one basis.  The restricted stock unit award was made pursuant to the Company’s 2005 Equity Incentive Plan and is subject and qualified in its entirety by reference to a restricted stock unit award agreement between the Company and Mr. Dziedzic, a form of which was filed by the Company as Exhibit 10.1 to a Current Report on Form 8-K filed on July 13, 2009 and is incorporated herein by reference.

Change in Control Agreement

Mr. Dziedzic also entered into a change in control agreement with the Company.  Under the terms of Mr. Dziedzic’s change in control agreement, if a change in control (as defined in the change in control agreement) occurs and Mr. Dziedzic remains employed by the Company, he will receive annual compensation equal to the sum of (1) a salary not less than his annualized salary in effect immediately before the date the change in control occurred, plus (2) a bonus not less than the average amount of his annual bonus award under the KEIP or any substitute or successor plan for the last three full calendar years preceding the date the change in control occurred (the “Average Annual Bonus”).

If a change in control occurs and the Company terminates Mr. Dziedzic’s employment other than for cause (as defined in the change in control agreement), death or incapacity (as defined in the change in control agreement) or he terminates his employment for good reason (as defined in the change in control agreement) during the two years following the date of the change in control, the Company will make a lump sum cash payment to Mr. Dziedzic consisting of the aggregate of the following amounts:

•  the sum of (1) his currently effective annual base salary through the date of termination to the extent not already paid, (2) his Average Annual Bonus prorated based on the number of days worked in the year of his termination and (3) any accrued vacation pay, in each case to the extent not already paid or credited; and

•  an amount equal to two times the sum of his annual base salary and his Average Annual Bonus.

In the event of a change in control, Mr. Dziedzic would also be entitled to other payments for medical benefits and outplacement services as set forth in the change in control agreement.  The change in control agreement will terminate on July 14, 2012, if a change in control has not occurred before that date.

The foregoing description of the change in control agreement is not complete and is qualified in its entirety by reference to the entire change in control agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)         Exhibits.

  10.1   Change in Control Agreement, dated July 14, 2009, between the Company and Joseph W. Dziedzic.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY (Registrant)

Date: August 3, 2009	By:	/s/ McAlister C. Marshall, II
McAlister C. Marshall, II
Vice President

EXHIBIT INDEX

EXHIBIT                                                    DESCRIPTION

10.1	Change in Control Agreement, dated July 14, 2009, between the Company and Joseph W. Dziedzic.